EXHIBIT 10.52

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (hereinafter “Agreement”) is made and entered into by and between Donald K. Riker (“Dr. Riker”) and Chattem, Inc. (“Chattem”) in order to reach an amicable termination of their employment relationship and to promote harmonious relations in the future.

1.           Resignation as Officer.  Dr. Riker agrees that his employment as Vice President of Research and Development and Chief Scientific Officer for Chattem will terminate by his resignation from these positions effective January 31, 2007 (“the Resignation Date”).  Following the Resignation Date, Dr. Riker will continue to be employed by Chattem without any officer designation or other title during the time period from February 1, 2007 through May 31, 2007, during which time period (a) Dr. Riker shall vacate his office at Chattem; (b) Dr. Riker shall perform such services, up to 16 hours per month, as are requested by Chattem; and (c) for these services set forth in 1(b) herein, Dr. Riker’s rate of compensation shall be reduced to the gross amount of Three Thousand Eight Hundred Forty-Six and 16/100 ($3,846.16) Dollars per bi-weekly pay period, less appropriate withholding for FICA, Medicare, and federal and state (if applicable) taxes.

2.           Retirement.  Dr. Riker agrees that his employment with Chattem will terminate by his retirement effective May 31, 2007 (“the Retirement Date”).  Thereafter, except as expressly provided herein, no future compensation, allowances, or benefits will accrue in his favor.

3.           Retirement Pay.  Provided that Dr. Riker signs this Agreement and does not revoke it, Chattem will voluntarily pay Dr. Riker, as Retirement Pay, the gross amount of Three Thousand Eight Hundred Forty-Six and 16/100 ($3,846.16) Dollars per bi-weekly pay period, less appropriate withholding for FICA, Medicare, and federal and state (if applicable) taxes, for a period of twenty (20) consecutive months from June 1, 2007 through January 31, 2009.  All payments of Retirement Pay hereunder will be made by direct deposit to Dr. Riker’s bank account according to Chattem’s normal payroll procedures and cycle.  Dr. Riker specifically acknowledges that the Retirement Pay and other consideration specified in this Agreement, supplant any bonus, commissions, or other pay to which he might otherwise be entitled, except as provided in paragraph 4 hereof.

4.           Bonus Participation.  To the extent that bonuses are paid to active employees of Chattem under the fiscal 2006 Chattem Short Term Incentive Compensation Plan (“Chattem Corporate Bonus Plan”), the parties acknowledge that Dr. Riker was eligible to participate in the Chattem Corporate Bonus Plan through November 30, 2006.  In the event that such bonuses are paid, Dr. Riker will be given full credit for the portions of the bonus based upon Chattem’s corporate performance and his individual performance.  Any bonus payable to Dr. Riker under this provision will be paid to him according to Chattem’s regular time-table for making such bonus payments to active employees.  Dr. Riker acknowledges that he will not be eligible for any other bonus from Chattem under any other program, plan or policy, including, without limitation, any pro rata participation in the fiscal 2007, 2008 or 2009 Chattem Corporate Bonus Plan.

5.           Resignation/Retirement Benefits.

a.           Termination of Employee Benefits.  Dr. Riker agrees that all of his employee benefits will cease as of the Resignation Date (i.e., January 31, 2007), except as expressly provided herein.

b.           Health Insurance Premium Continuation.  During the time period from February 1, 2007 through January 31, 2009, Chattem shall pay to Dr. Riker the gross amount of Five Hundred and 00/100 ($500.00) Dollars per month, which amount represents health insurance premiums for Dr. Riker and his spouse.

c.           Life Insurance.  As of the date of this Agreement, Dr. Riker may be participating in the Chattem, Inc. Non-Equity/Economic Benefit Split Dollar Life Insurance Benefit Plan Agreement (“Split Dollar Plan”), including a death benefit with respect to Dr. Riker under New York Life Assurance and Annuity Corporation (“New York Life”) Policy No. 56-401-498 in the amount of Two Hundred Seventy-Four Thousand Six Hundred Seventy-Seven and No/100 ($274,677.00) Dollars, and Policy No. 56-401-509 in the amount of Twenty-Five Thousand and No/100 ($25,000.00) Dollars (together, the “New York Life Policy”).  Following the execution of this Agreement, Chattem shall use commercially reasonable efforts to obtain an increase in the death benefit with respect to Dr. Riker under the New York Life Policy to One Million and No/100 ($1,000,000.00) Dollars or obtain supplemental coverage under a separate policy that, together with the New York Life Policy, would provide a total death benefit of One Million and No/100 ($1,000,000.00) Dollars.  In the event Chattem is unable through commercially reasonable efforts to obtain the described coverage, Chattem shall not be in default in the performance of this section, nor shall Chattem be under any further obligation or duty to pursue or obtain coverage for Dr. Riker, his spouse, his dependents, or his beneficiaries.  Following the Resignation Date, Chattem shall maintain the New York Life Policy under the terms of the Split Dollar Plan, and any supplemental policy that may have been obtained in accordance with this paragraph 5(c), until January 31, 2009.  On February 1, 2009, or as soon thereafter as practicable, Chattem shall assign and transfer ownership of the New York Life Policy and any supplemental policy to Dr. Riker, to the extent such policies are assignable, with Chattem retaining any cash surrender value in said policies.  Other than as described herein, nothing in this Agreement shall obligate Chattem to provide any life insurance or death benefit to Dr. Riker, his spouse, his dependents, or his beneficiaries after January 31, 2007 under the Split Dollar Plan or otherwise, and Chattem shall not be or become an insurer of Dr. Riker, his spouse, his dependents, or his beneficiaries.  Further, nothing in this Agreement shall constitute a waiver or relinquishment of Chattem’s right to terminate, alter or amend the Split Dollar Plan.

6.           Retirement Plans.  As of the date of this Agreement, Dr. Riker may be participating in various Chattem Retirement Plans, including a 401(k) account (“Retirement Plans”).  Notwithstanding that Dr. Riker’s employment with Chattem shall continue until the Retirement Date, for purposes of the Retirement Plans, January 31, 2007 shall be Dr. Riker’s Severance from Employment Date.

7.           Positive Job Reference and Non-Disparagement.  In the event that an authorized representative of Chattem (for purposes of this paragraph "authorized representative" means an officer of Chattem or any member of Chattem’s Human Resources Department) is contacted by any person or entity concerning Dr. Riker’s employment by Chattem, such representative of Chattem will refer such inquiry to Chattem’s Director of Human Resources or President/Chief Operating Officer who will provide a positive reference.  Dr. Riker agrees that he will not make any disparaging, negative, or unfavorable verbal or written statements of any nature whatsoever about Chattem, its management, operations, products, services, directors, officers, employees or agents.

8.           Stock Options.  Attached as Exhibit A is a schedule that sets forth, among other things, the number of options granted to Dr. Riker, the number of options previously exercised, the options outstanding after exercise, and the number of vested and exercisable options as of May 31, 2007 (i.e., the Retirement Date).  In accordance with the terms of Chattem’s Non-Statutory Stock Option Plans, the options vested and exercisable as of the Retirement Date may be exercised at any time on or before three (3) years after the Retirement Date.  After May 31, 2010, all such vested and unexercised options shall expire.  The stock options granted to Dr. Riker that are not vested as of the Retirement Date shall expire and terminate on such Retirement Date.  The 25,000 options to acquire common stock of Chattem granted to Dr. Riker on April 20, 2005 (“2005 Options”) are subject to a First Amendment to Grant Agreement dated November 30, 2005 (the “First Amendment”), which, among other things, accelerated the vesting of all 25,000 of the 2005 Options but prohibits Dr. Riker as the optionee from transferring any shares acquired pursuant to such accelerated options prior to the date such options would have become vested as set forth in the vesting schedule attached to the Grant Agreement dated April 20, 2005.  As of the Retirement Date, 12,500 of the shares to be acquired under the 2005 Options are transferable, and 12,500 of the shares to be acquired under the 2005 Options are not transferable until April 20, 2008 as to 6,250 shares and April 20, 2009 as to 6,250 shares.

9.           Restricted Stock.  On January 26, 2005, Dr. Riker was granted 3,000 shares of restricted stock (the “Restricted Stock”).  As of the Retirement Date, 1,500 shares of the Restricted Stock will have vested and forfeiture restrictions will have terminated.  The parties agree that the remaining 1,500 shares of restricted stock shall be forfeited as of the Retirement Date.

10.           Dr. Riker’s Consulting Services.  Dr. Riker agrees that, from the Retirement Date through January 31, 2009, upon request by Chattem, he will provide a minimum of 16 hours of consulting services (“Consulting Hours”) per month to Chattem for no additional compensation beyond the Retirement Pay and Benefits specified herein.  Chattem will pay Dr. Riker the gross amount of Two Hundred Twenty-Five and No/100 ($225.00) Dollars for each Consulting Hour provided by Dr. Riker to Chattem in excess of 16 Consulting Hours per month.  Any consulting hours not requested or used by Chattem in a given month will not carry forward as a credit in future months.  Dr. Riker acknowledges that he must obtain express approval from Chattem’s Chief Executive Officer, President & Chief Operating Officer, or such other person as either of them may designate, before he provides to Chattem more than 16 Consulting Hours in any given month and/or before he incurs expenses on behalf of Chattem.  Any expenses incurred by Dr. Riker on behalf of Chattem, approved by Chattem prior to incurrence, and submitted to Chattem in a timely manner, will be reimbursed.  In the absence of specific instruction from Chattem, the consulting services performed by Dr. Riker may be performed at Chattem, at Dr. Riker’s offices, or at other venues that the parties mutually deem appropriate to the efficient and timely completion of the assignment.

11.           General Release.  In consideration for the Retirement Pay and Benefits conferred upon Dr. Riker as outlined in this Agreement, Dr. Riker agrees to release Chattem and each of its officers, directors, employees, agents, attorneys, subsidiaries and affiliates from any and all charges, complaints, claims, liabilities, obligations, actions, causes of action, suits, demands, costs, losses, damages and expenses, of any nature whatsoever, known or unknown, including, but in no way limited to, any claims under Title VII of the Civil Rights Act of 1964 (Title VII); The Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act of 1974, as amended (ERISA); 42 U.S.C. §1981; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (OSHA); the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the federal False Claims Act; the Tennessee Human Rights Act; the Tennessee Public Protection Act; any claim based on express or implied contract; any claims of promissory estoppel; any action arising in tort, including, but in no way limited to, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any claim for wrongful discharge, any constitutional claims, or any claim under all laws relating to the violation of public policy, retaliation or compensation; any claims arising under employment or disability discrimination or whistleblower laws; or any claims under other applicable federal, state or local law, regulation, ordinance or order, at common law or otherwise arising out of their employment relationship or the termination of their employment relationship, which Dr. Riker now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against them.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law.  Dr. Riker hereby acknowledges that he has received from Chattem all wages and compensation which he is owed by Chattem or to which he is entitled by law as of his last pay period.  Dr. Riker hereby acknowledges that Chattem has in no way interfered with his right to take any leave to which he may have been entitled by law or under Chattem’s policies.  Dr. Riker further acknowledges that Chattem has allowed him to take any such leave for which he was eligible and which he requested.  Dr. Riker further acknowledges that he has reported any and all workplace injuries that he has incurred or suffered to date.

12.           Confidentiality of Agreement.  In further consideration for the above Retirement Pay and Benefits, Dr. Riker agrees that he will keep the terms and amount of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to any person or entity other than his attorneys, his tax and financial advisors and his spouse, except as required by law; provided, that those individuals will be deemed to be his agents and, therefore, also bound by this Agreement.  Dr. Riker further recognizes and acknowledges that strict confidentiality is of the essence of this Agreement, and that Chattem would suffer immediate and irreparable harm in the event of any breach of that confidentiality.  Nothing in this Agreement shall prevent Dr. Riker from responding to a subpoena or court order issued by any agency or court of competent jurisdiction.

13.           Non-disclosure of Confidential Information.  As further consideration for the benefits conferred upon Dr. Riker by this Agreement, Dr. Riker agrees that he will not divulge, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of Chattem that Dr. Riker has acquired or become acquainted with during his employment by Chattem, whether developed by himself or by others concerning any products, financial information, techniques, data, ideas, trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Chattem; any customer information, marketing information, business plans, merchandising information, pricing information, strategies, or supplier lists of Chattem; any confidential or secret development or research work of Chattem; any other confidential information or secret aspects of the business of Chattem; or any information relating to personal matters, stock ownership, contracts, investments, legal matters or business affairs of Chattem which are of a proprietary or confidential nature, or maintained as information not generally disclosed to the public, whether communicated orally or in writing (collectively, the “Confidential Information”).  Dr. Riker acknowledges that Confidential Information constitutes a unique and valuable asset of Chattem and represents a substantial investment of time and expense by Chattem, and that any disclosure or other use of such Confidential Information other than for the sole benefit of Chattem would be wrongful and would cause irreparable harm to Chattem.  Dr. Riker will refrain from any acts or omissions that would reduce the value of such Confidential Information to Chattem.  Dr. Riker further acknowledges that this provision is of the essence of this Agreement, and that Chattem would suffer irreparable harm in the event of any breach of this provision.

14.           Surrender of Materials Upon Retirement.  Dr. Riker hereby agrees that, upon the Retirement Date, he will immediately surrender to Chattem all personal notes, drawings, manuals, documents, photographs, computer programs, disks or the like, including all copies thereof, relating to any Confidential Information.  In addition, Dr. Riker agrees to return to Chattem, immediately upon the Retirement Date, all Chattem property, including, but not limited to, credit cards, computer hardware, computer software, cell phones, pagers, office and plant keys or cards, and office supplies.

15.           Agreement Not to Interfere, Solicit or Compete.  Dr. Riker agrees that, for a period of twenty-four (24) months following the Resignation Date (the “Non-Competition Period”), he will not, directly or indirectly, either for the benefit of himself or for the benefit of any other person, firm, corporation, or other entity, without the prior written consent of Chattem, which consent may be withheld by Chattem in its sole discretion, take any action to interfere with the relationships between Chattem and its suppliers, customers, clients and/or business partners.  He further agrees that he will not induce or attempt to induce any supplier, customer, client and/or business partner of Chattem to withdraw, curtail or cease doing business with Chattem.  Dr. Riker also agrees that, during the Non-Competition Period, he will not, directly or indirectly, induce or attempt to induce any employee of Chattem to leave the employ of Chattem.  Further, Dr. Riker agrees that, during the Non-Competition Period, he will not, directly or indirectly, assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Paragraph 15, if such activity were carried out by

Dr. Riker either directly or indirectly.  During the Non-Competition Period, Dr. Riker covenants and agrees that he will not directly or indirectly offer or provide any information or services, including, without limitation, employment or consulting services, to any person or entity, relating to the development, manufacture, production, distribution, marketing or sale of products or product categories which are competitive with, or are substantially similar to, products or product categories which were developed, manufactured, produced, distributed, marketed or sold by Chattem as of the Resignation Date and/or during the period of time that Dr. Riker is providing consulting services to Chattem.  Notwithstanding the foregoing, the parties agree that Dr. Riker may (i) provide information or services to such person or entity if such services are limited exclusively to products that are not competitive with, or substantially similar to, products or product categories which were developed, manufactured, produced, distributed, marketed or sold by Chattem in territories and trade channels in which Chattem’s products are sold as of the Resignation Date and/or during the period of time from February 1, 2007 through January 31, 2009; or (ii) provide information or services to such person or entity if such services are limited exclusively to products that are not marketed or sold in territories or trade channels in which Chattem’s products are marketed or sold; or (iii) continue to provide services to such person or entity in a product category that Chattem enters into after Dr. Riker is initially engaged to provide such services by such person or entity.  Attached as Exhibit B is a list of Chattem’s product categories as of the Resignation Date.

16.           Litigation.  Dr. Riker agrees that it is an essential term and condition of this Agreement that he cooperate with Chattem and its counsel in any claims and/or lawsuits involving Chattem of which he may have particular knowledge or in which he may be a witness through January 31, 2009.  Such cooperation includes meeting with Chattem representatives and counsel to disclose such facts as Dr. Riker may know; preparing with Chattem counsel for any deposition, trial, hearing or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Chattem and to Chattem’s counsel in the defense or prosecution of litigation as may, in the judgment of Chattem’s counsel, be necessary.  Chattem agrees to reimburse Dr. Riker for reasonable and necessary expenses incurred by Dr. Riker in the course of complying with this obligation of cooperation.  The parties agree that, to the extent Dr. Riker is required to provide information and assistance in connection with this paragraph, each hour of time spent fulfilling such requirement shall be considered a Consulting Hour, and, as set forth in paragraph 10 herein, Chattem will pay Dr. Riker the gross amount of Two Hundred Twenty-Five and No/100 ($225.00) Dollars for each Consulting Hour provided by Dr. Riker to Chattem in excess of 16 Consulting Hours per month.

17.           Remedies.  Dr. Riker agrees that the covenants specifically set forth in paragraphs 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Chattem; and that irreparable loss and damage will be suffered by Chattem should Dr. Riker breach any of such covenants.  In the event of a breach of any of these provisions, this Agreement shall not be void; however, Chattem will thereafter have no further obligations to pay any compensation, including, without limitation, Retirement Pay, to Dr. Riker pursuant to this Agreement.  Dr. Riker agrees and consents that, in addition to all other remedies provided at law or in equity, Chattem shall be entitled file an action in a court of appropriate jurisdiction to seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the aforementioned covenants.  Thereafter, any action by Chattem to recover appropriate damages, attorney fees and costs shall be submitted to arbitration pursuant to paragraph 24 herein.  Similarly, Chattem agrees and consents that, in addition to all other remedies provided at law or in equity, Dr. Riker shall be entitled file an action in a court of appropriate jurisdiction to seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants contained in this Agreement which impose obligations upon Chattem in favor of Dr. Riker.  Thereafter, any action by Dr. Riker to recover appropriate damages, attorney fees and costs shall be submitted to arbitration pursuant to paragraph 24 herein.

18.           Opportunity to Review.  Dr. Riker represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.  Dr. Riker represents and acknowledges that he has been advised in writing to, and has been afforded the right and opportunity to consult with an attorney prior to executing this Agreement; that he has twenty-one (21) days within which to consider this Agreement; that he has seven (7) days following its execution within which to revoke this Agreement; and that this Agreement, and any consideration due hereunder, will not become effective until after the revocation period has expired.  Dr. Riker further acknowledges and confirms that the only consideration for him signing this Agreement are the terms and conditions stated in writing in this Agreement, and that no other promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to him by any person to cause him to sign this Agreement.

19.           Indemnification.  In further consideration for the above, Dr. Riker agrees to indemnify and hold Chattem harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by Chattem arising out of any breach of this Agreement by Dr. Riker.  Chattem agrees to indemnify and hold Dr. Riker harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by Dr. Riker arising out of any breach of this Agreement by Chattem.

20.           Non-admission.  This Agreement will not in any way be construed as an admission by Chattem of any acts of discrimination or misconduct whatsoever against Dr. Riker or any other person, and Chattem specifically disclaims any liability to or discrimination against Dr. Riker or any other person, on the part of itself, its employees or its agents.

21.           Governing Law.  This Agreement is made and entered into in the State of Tennessee, and will in all respects be interpreted, enforced and governed under the laws of that State.

22.           Binding Effect.  All covenants, representations, and agreements made by or on behalf of Dr. Riker and Chattem contained in the Agreement will be binding upon the parties and their respective spouses, successors, representatives, assigns, heirs and estates.

23.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.  It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

24.           Arbitration.  Dr. Riker expressly waives any right to a jury trial or to go to court concerning any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement.  Any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement, except as specifically set forth in paragraph 17 herein, shall be resolved by binding, confidential arbitration in Chattanooga, Tennessee, which arbitration shall be governed by the Arbitration Rules established by the American Arbitration Association.  The arbitrator shall have full authority to enforce the Agreement, including injunctive or other equitable relief.

This Agreement includes a waiver and general release of all known and unknown claims.  Dr. Riker acknowledges that he has carefully read and understands this Agreement.  Dr. Riker is advised to consult an attorney before executing this waiver and general release of all claims.

The undersigned have executed this Agreement on the dates reflected by their signatures.

CHATTEM, INC.

By:	/s/ Donald K. Riker	By:	/s/ Robert E. Bosworth
	Dr. Donald K. Riker		Robert E. Bosworth
President and Chief Operating Officer

Date:		Date: